Exhibit 99.1

Assurant, Inc. Announces Closing of $700 Million Senior Notes

New York, March 28, 2013—Assurant, Inc., a provider of specialty insurance and insurance-related products and services, announced the closing of its previously announced public offering of $350 million in aggregate principal amount of its 2.50% senior notes due 2018 and $350 million in aggregate principal amount of its 4.00% senior notes due 2023 (together, the “Senior Notes”).

Assurant estimates that the net proceeds from the sale of the Senior Notes will be approximately $693 million, after deducting the underwriting discounts and the estimated offering expenses payable by the company. Assurant intends to use the net proceeds of the Senior Notes offering for general corporate purposes, including to repay $500 million of debt due in 2014.

The offering of the Senior Notes was registered under the Securities Act of 1933, as amended. BofA Merrill Lynch and J.P. Morgan Securities LLC acted as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy Senior Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Assurant

Assurant is a provider of specialized insurance products and related services in North America and select worldwide markets. The company conducts its business through four operating segments—Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits—and provides debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance. Assurant is headquartered in New York’s financial district.

Media Contact:

Vera Carley

Director, Media Relations and Financial Communications

Phone: 212.859.7002

vera.carley@assurant.com

OR

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

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